Exhibit 4.9

September 6, 2006

Yamana Gold Inc.
Ontario Securities Commission (Principal Regulator)
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Autorite des Marches Financiers
Office of the Administrator, New Brunswick
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Prince Edward Island

Dear Sirs/Mesdames:

Re: Yamana Gold Inc. (the "Company")

        Pursuant to Section 8.3 of National Instrument 43-101, this letter is being filed as the consent of John R. Sullivan, P.Geo., Senior Geologist of Watts, Griffis & McOuat Limited to being named by reference in a take-over bid circular of the Company dated September 6, 2006 (the "Circular") and to the inclusion by reference to the following reports (the "Reports") and of extracts from or a summary of the Reports in the written disclosure contained in the Circular or any other documents incorporated by reference therein:

        "A Preliminary Feasibility Study of the Santa Elina Gold Project Composed of the São Francisco, São Vicente and Fazenda Nova/Lavrinha Properties in Brazil for Santa Elina Mines Corporation, dated July 4, 2003."

        "A Technical Review of the Fazenda Brasileiro Gold Mine and Adjacent Exploration Property in Bahia State, Brazil for Santa Elina Mines Corporation, dated July 4, 2003."

        I hereby confirm that I have read the disclosure by reference of the Reports and extracts from or a summary of the Reports contained in the Circular, and have no reason to believe that there are any misrepresentations in the information contained therein that (i) are derived from the Reports, or (ii) are within my knowledge as a result of the services performed by the undersigned in connection with the Reports.

Sincerely,

/s/ JOHN R. SULLIVAN John R. Sullivan, P.Geo. Senior Geologist Watts, Griffis & McOuat Limited